Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference Amendment No. 4 to Registration Statement No. 333-112578 on Form S-3/A and in Registration Statement No. 333-120919 on Form S-8 of our report dated March 20, 2007 relating to the financial statements and financial statement schedule of GenTek Inc. and subsidiaries (which report expressed an unqualified opinion on those financial statements and financial statement schedule and included explanatory paragraphs relating to (1) the Company changed its method of accounting for stock based compensations to adopt the provisions of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, (2) changed its method of accounting for pension and other postretirement benefits to adopt the provisions of Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and (3) classified the operations of the Noma wire and cable assembly business as discontinued operations in accordance with Statement of Financial Accounting Standard No. 144, Accounting for Impairment or Disposal of Long-Lived Assets) and our report dated March 20, 2007 on management‘s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of GenTek Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
March 20, 2007